Exhibit 99.1

SquareTwo Financial Reports Continued Growth and Strong Second Quarter Results

DENVER, August 11, 2011 - SquareTwo Financial Corporation, a leader in the $100 billion asset recovery and management industry, today reported consolidated financial results for the second quarter ended June 30, 2011.

“We continued a trend of significant growth in the second quarter, including improvements in our adjusted EBITDA and cash proceeds on purchased debt.  We also expanded our investments in purchased debt.” said Paul A. Larkins, president and CEO of SquareTwo Financial.  “We believe these results are indicative of our sustained focus on executing a strong strategic plan that has helped us achieve steady progress across the organization, especially performance by our franchise Partners.”

For the second quarter of 2011:

•                  Cash proceeds on purchased debt were $118.1 million, a 55% increase over the $76.1 million in the same period of the prior year.

•                  Investment in purchased debt was $75.1 million, to purchase $1.1 billion in face value of debt, compared to $35.3 million, to purchase $1.1 billion in face value of debt in the same period of the prior year.  The total investment in Purchased Debt was a 112.9% increase from the same period of the preceding year.

•                  Revenue recognized on purchased debt, net was $58.6 million, an increase of $65.3 million from the negative $6.6 million in the same period of the prior year.

•                  Total purchased debt operating expenses were $45.5 million, a 71.4% increase over the $26.5 million in the same period of the prior year.  Total purchased debt operating expenses per dollar of total purchased debt collections increased to 40.3%, compared to 38.1% in the same period of the prior year.

•                  EBITDA was $3.9 million in the second quarter of 2011, compared to negative $43.6 million in the same period of the prior year.

•                  Net loss was $10.4 million, compared to net loss of $47.2 million in the same period of the prior year.

•                  Adjusted EBITDA, defined as net income before interest, taxes, depreciation and amortization, valuation allowances and amortization of purchased debt, and certain adjustments, was $65.5 million, a 58.3% increase over the $41.4 million in the same period of the prior year.

Supplemental Information to reconcile Net loss to Adjusted EBITDA

Three Months Ended June 30,
Reconciliation of Net Income to Adjusted EBITDA ($ in thousands)	2011
Net loss	$(10,353)
Interest expense	12,279
Interest income	(31)
Income tax expense (benefit)	701
Depreciation and amortization	1,300
Adjustments related to purchased debt accounting
Proceeds recorded as reduction of carrying value(1)	54,297
Amortization of step-up of carrying value(2)	75
Change in valuation allowance(3)	6,697
Certain other or non-cash expenses
Stock option expense(4)	75
Other(5)	434
Adjusted EBITDA	$65,474

(1)                                  Cash proceeds applied to the carrying value of purchased debt rather than recorded as revenue.

(2)                                  Non-cash amortization of a step-up in the carrying value of certain purchased debt assets related to purchase accounting adjustments resulting from the 2005 acquisition of us by CA Holding.

(3)                                  Represents changes in non-cash valuation allowances on purchased debt.

(4)                                  Represents the non-cash expense related to option grants of CA Holding’s equity granted to our employees and franchisees.

(5)                                  Consistent with the covenant calculations within our revolving credit facility, Other includes franchise note reserves, lease breakup costs, certain consulting fees, management fees paid to KRG Capital Management L.P., certain transaction expenses, executive recruitment, and severance expense.

Additional Financial Information:

•                  In the second quarter of 2011, the Company recorded non-cash purchased debt allowance charges of $6.7 million, compared to $49.7 million in the same period of the prior year.

Conference Call

The Company will hold a conference call today at 8:30 AM Mountain time/ 10:30 AM Eastern time to discuss our second quarter 2011 results.  Please download our Q2 2011 Financial Results Presentation which is located under the “About Us” header within the “Investor Relations” section of our website, http://www.squaretwofinancial.com.

Members of the public are invited to listen to the event.  To access the live telephone conference line, please dial 877-522-6079 for domestic access, and 706-643-9734 for international access.  Please reference confirmation code #80059888 for the call.

For those who cannot listen to the live broadcast, a replay will be available shortly thereafter within the Investor Relations section of the Company’s website.

Non-GAAP Financial Measures

Adjusted EBITDA, as presented in this report, is a supplemental measure of our performance that is not required by, or presented in accordance with, accounting principles generally accepted in the U.S. (“GAAP”). This is not a measurement of our financial performance under GAAP and should not be considered as alternatives to net income or any other performance measures derived in accordance with GAAP, or as alternatives to cash flows from operating activities or a measure of our liquidity.

Adjusted EBITDA is calculated as net income before interest, taxes, depreciation and amortization (including amortization of the carrying value on our purchased debt), as adjusted by several items discussed more fully in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our quarterly report on form 10-Q as of June 30, 2011.   Adjusted EBITDA generally represents cash proceeds on our owned charged-off receivables plus the contribution of our other business activities less operating expenses (other than non-cash expenses, such as depreciation and amortization) as adjusted. Adjusted EBITDA, which is a non-GAAP financial measure, should not be considered an alternative to, or more meaningful than, net income prepared on a GAAP basis.

We present Adjusted EBITDA because we consider it to be an important supplemental measure of our performance. We believe Adjusted EBITDA is representative of our cash flow generation that can be used to purchase charged-off receivables, pay down or service debt, pay income taxes, and for other uses. We believe that Adjusted EBITDA is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. In addition, the instruments governing our indebtedness use Adjusted EBITDA to measure our compliance with certain covenants and, in certain circumstances, our ability to make certain borrowings. Our board of directors and management use Adjusted EBITDA to measure our performance, and our current management incentive compensation plans are based largely on Adjusted EBITDA. Adjusted EBITDA, as computed by us, may not be comparable to similar metrics used by other companies in our industry.

The SEC has adopted rules to regulate the use in filings with the SEC and public disclosures and press releases of non-GAAP financial measures, such as Adjusted EBITDA, that are derived on the basis of methodologies other than in accordance with GAAP. The non-GAAP financial measures presented in this report may not comply with these rules. The reader is cautioned not to place undue reliance on Adjusted EBITDA and ERP.

The information in this subsection is a summary and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and footnotes in our 10-Q as of June 30, 2011.

About SquareTwo Financial

SquareTwo Financial is a leader in the $100 billion asset recovery and management industry. Through its award-winning technology and unique Partners Network, SquareTwo Financial creates a more effective way for companies and consumers to resolve their debt commitments. Fortune 500 companies in the health care, automotive, banking and credit card industries trust SquareTwo Financial to manage their debt portfolios. The company’s national network of legal partners is dedicated to treating consumers fairly and ethically. SquareTwo Financial is based in Denver, Colo. Visit www.squaretwofinancial.com for more information.

Media Contacts:

Rick Roth

Chief Marketing Officer

SquareTwo Financial

303.713.2231

rroth@squaretwofinancial.com

Cori Keeton Pope

Keeton Public Relations

303-282-4981

cori@keetonpr.com